                                                                   EXHIBIT 4.17


                            VISION TWENTY-ONE, INC.
                      THIRD AMENDMENT TO CREDIT AGREEMENT

         This Third Amendment to Credit Agreement (herein, the "Amendment") is entered into as of August 30, 1999, among Vision Twenty-One, Inc., a Florida corporation (the "Borrower"), the Banks party hereto, and Bank of Montreal as Agent for the Banks.


                             PRELIMINARY STATEMENTS

         A. The Borrower, the Banks, and the Agent are parties to an Amended and Restated Credit Agreement, dated as of July 1, 1998, as amended (herein, the "Credit Agreement"). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

         B. The Borrower has requested that the Banks consent to the Borrower's sale of certain of its assets commonly referred to as its Retail Group, that the proceeds of such sale be applied to certain costs and expenses directly relating to the sale as well as to certain of the Obligations owing to the Banks, that certain financial covenants be amended, and that certain other modifications be made to the Credit Agreement, and the Banks have agreed to do so as provided for in this Amendment.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.           CONSENT TO SALE  OF THE RETAIL GROUP.

         The Borrower has notified the Agent and the Banks that the Borrower and its Subsidiary, The Complete Optical Laboratory, Ltd., intend to sell certain of their assets which constitute their Retail Group to Eye Care Centers of America, Inc. pursuant to an Asset Purchase Agreement dated as of July 7, 1999 (the "Retail Group Purchase Agreement"), as true and correct copy of which having heretofore been delivered by the Borrower to the Agent (such sale being referred to herein as the "Retail Group Sale"). The Borrower hereby requests that the Banks waive Section 8.16 of the Credit Agreement to permit the Retail Group Sale and, by signing below, the Banks hereby agree to waive compliance with Section 8.16 of the Credit Agreement to permit the Retail Group Sale but only so long as the following conditions are satisfied (a) the Retail Group Sale is consummated on or before August 31, 1999, (b) the cash payable to the Borrower and its Subsidiary for the Retail Group at the closing, representing the purchase price net of write-downs in the purchase price due to EBITDA adjustments and working capital adjustments and exclusive of post-closing purchase price adjustments, shall not be less than $34,800,000, of which (i) $1,250,000 shall be held in escrow pursuant to Section 2.02 of the Retail Group Purchase Agreement, provided the rights of the Borrower and its Subsidiaries to all or any part thereof shall be subject to the Lien of the Agent pursuant to an escrow agreement in form and substance satisfactory to the Agent, (ii) not more than $2,455,000 of such proceeds may be applied to transaction costs and expenses relating to the Retail Group Sale established to the reasonable satisfaction of the Agent, including special audit fees incurred solely in connection with such sale, legal fees, fairness opinion fees, advisory fees, amounts payable to prior owners, severance payments and fees payable to the Agent, (iii) $2,800,000 of such proceeds shall be applied to reduce Revolving Loans then outstanding (it being acknowledged that no reduction in the Revolving Credit Commitments is being required), and (iv) the balance of such proceeds, which amount shall in no event be less than $28,295,000 shall be applied to the outstanding Term Loans as follows: 17.15% of such amount to be applied to the Term A Loans then outstanding, 23.85% of such amount to be applied to the Term B Loans then outstanding, and 59% of such amount to be applied to the Term C Loans then outstanding, each such payment to be applied to the remaining principal installments due thereon in the inverse order of maturity.

         The Banks acknowledge and agree that upon the Agent's receipt of the proceeds referred to in clauses (iii) and (iv) above, the Agent is hereby authorized and directed to (and the Agent hereby agrees to) execute and deliver UCC-3 partial release statements in the States of Florida, Minnesota, and New Jersey to release the Agent's Lien upon the assets sold pursuant to the Retail Group Sale in form reasonably satisfactory to the Agent.

         The Borrower acknowledges that the Agent shall have and is hereby granted a Lien upon all amounts held in the escrow account(s) for the benefit of the Borrower and its Subsidiaries pursuant to the Retail Group Purchase Agreement as collateral security for the Obligations owing to the Agent and the Banks, and hereby agrees to irrevocably direct the holder of such escrow amounts to pay any amounts otherwise payable to the Borrower or any of its Subsidiaries thereunder directly to the Agent for application to the Term Loans pro rata based upon the principal balances thereof then outstanding (provided, however, that solely for purposes of determining amounts allocable to the holders of the Term Loans, the outstanding principal balance of the Term A Loans shall be deemed increased by the amount of the Revolving Credit Commitments and, as a result, the holders of the Term A Loans shall receive an increased allocable amount of such payments and, if as a result of such prepayment the Term A Loans are paid in full any excess otherwise allocable to the holders of the Term A Loans shall be paid over to the Banks then holding Revolving Credit Commitments for application to such Banks' Term B Loans), each such payment to be applied to the remaining principal installments due thereon in the inverse order of maturity.

SECTION 2.          AMENDMENTS.

         Subject to the satisfaction of the conditions precedent set forth in
Section 4 below, the Credit Agreement shall be and hereby is amended as follows:

                  1.1. Section 4.2 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

                  Section 4.2 Collections. The Borrower shall establish and maintain such arrangements as shall be necessary or appropriate to assure that all proceeds of the Collateral of the Borrower and its Material Subsidiaries are deposited (in the same form as received) in accounts maintained with, or under the dominion and control of, the Agent, such accounts to constitute special restricted accounts,


                                      -2-
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                  the Borrower acknowledging that the Agent has (and is hereby granted) a lien on such accounts and all funds contained therein to secure the Obligations. If and to the extent that proceeds are deposited and/or maintained in one or more accounts maintained with financial institutions other than the Agent, except as otherwise permitted under Section 4.1(iii) above, it shall be a condition to the Borrower's or any Material Subsidiary's right to establish and maintain such deposit accounts at any time after September 30, 1999, that the financial institutions maintaining such accounts shall have delivered to the Agent blocked account agreements satisfactory to the Agent in form and substance pursuant to which such financial institutions acknowledge the Agent's Lien thereon, waive any right of offset or bankers' liens thereon (other than with respect to account maintenance charges and returned items) and agree that, upon notice from the Agent, the collected balances in such accounts will only be transferred to the Agent. The Banks agree with the Borrower that if and so long as no Default or Event of Default has occurred or is continuing, amounts on deposit in the accounts maintained with the Agent will (subject to the rules and regulations of the Agent as from time to time in effect applicable to demand deposit accounts) be made available to the Borrower and its Material Subsidiaries for use in the conduct of their business. Upon the occurrence of an Event of Default, the Agent may apply the funds on deposit in such accounts to the Obligations.

                  In furtherance of the requirements set forth above, the Borrower agrees to establish and implement a cash management system acceptable to the Agent by no later than October 31, 1999 (September 30, 1999, with respect to the 15 largest accounts), pursuant to which all available cash and cash equivalents held or maintained by the Borrower and its Subsidiaries (exclusive of reasonable account balances maintained for the account of physician practice groups) are swept (on a periodic basis which may be as frequently as daily, as the Agent may require) into one or more deposit accounts subject to the Lien of the Agent as set forth above.

                  1.2. Upon the consummation of the Retail Group Sale, the definition of "Permitted Acquisition" appearing in Section 5.1 of the Credit Agreement shall be amended by striking clause (g) thereof and inserting in its place the following:

                           (g) the Total Consideration paid for the Target, when taken together with the aggregate amount of Capital Expenditures incurred during the current fiscal year (including other Acquisitions made by the Borrower or any of its Subsidiaries


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                  during the current fiscal year), does not exceed $5,000,000 in the aggregate.

                  1.3. Subsection (a) of Section 8.5 (Financial Reports) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

                           (a) as soon as available, and in any event within 30 days after the last day of each calendar month (except with respect to month-end financial statements for June 1999, July 1999, August 1999, September 1999, as well as for month-end financial statements for January of each year, in which case the financial statements required by this subsection (a) shall be delivered within 45 days after the last day of the relevant month), a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of such month and the consolidated statements of income, retained earnings and cash flow of the Borrower and its Subsidiaries for the month and for the fiscal year-to-date period then ended, each in reasonable detail shown in comparative form against the Borrower's business plan for such year, prepared by the Borrower and certified to by the Borrower's chief financial officer, or another officer of the Borrower reasonably acceptable to the Agent;

                  1.4.     Upon the consummation of the Retail Group Sale,
         Section 8.8 (Total Funded Debt/Adjusted EBITDA Ratio) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

                           Section 8.8. Total Funded Debt/Adjusted EBITDA
                  Ratio. As of the last day of each fiscal quarter of the Borrower ending during the periods specified below, the Borrower shall not permit the Total Funded Debt/Adjusted EBITDA Ratio as of the last day of such fiscal quarter to be greater than or equal to:

                                                                            RATIO SHALL NOT BE
                                                                          GREATER THAN OR EQUAL
                     FROM AND INCLUDING           TO AND INCLUDING                  TO

                        July 1, 1999             September 30, 1999            4.50 to 1.0

                       October 1, 1999             March 31, 2000              4.00 to 1.0

                        April 1, 2000            September 30, 2000            3.50 to 1.0

                       October 1, 2000           December 31, 2000             3.00 to 1.0

                       January 1, 2001      and at all times thereafter        2.75 to 1.0


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                  1.5.     Upon the consummation of the Retail Group Sale,
         Sections 8.10 (Interest Coverage Ratio), 8.11 (Debt Service Coverage Ratio), and 8.12 (Capital Expenditures) of the Credit Agreement shall be amended and restated in their entirety to read as follows:

                           Section 8.10. Interest Coverage Ratio. As of the
                  last day of each fiscal quarter of the Borrower ending during the periods specified below, the Borrower shall maintain a ratio of EBITDA for the four fiscal quarters of the Borrower then ended to Interest Expense for the same four fiscal quarters then ended of not less than:

                                                                               RATIO SHALL NOT
                   FROM AND INCLUDING            TO AND INCLUDING               BE LESS THAN

                      July 1, 1999              September 30, 1999               1.25 to 1.0

                    October 1, 1999               March 31, 2000                 2.00 to 1.0

                     April 1, 2000                June 30, 2000                  3.00 to 1.0

                      July 1, 2000              September 30, 2000               3.25 to 1.0

                    October 1, 2000        and at all times thereafter           4.00 to 1.0

                           Section 8.11. Debt Service Coverage Ratio. As of the
                  last day of each fiscal quarter of the Borrower ending during the periods specified below, the Borrower shall maintain a ratio of (a) EBITDA for the four fiscal quarters of the Borrower then ended less the sum of (i) Capital Expenditures incurred during such period and (ii) cash payments made during such period with respect to federal, state, and local income taxes to (b) the aggregate amount of payments required to be made by the Borrower and its Subsidiaries during the four fiscal quarters of the Borrower then ended in respect of all principal on all Indebtedness for Borrowed Money (whether at maturity, as a result of mandatory sinking fund redemption, mandatory prepayment, acceleration or otherwise) plus Interest Expense for the same four fiscal quarter period then ended, of not less than:

                                                                               RATIO SHALL NOT
                   FROM AND INCLUDING            TO AND INCLUDING                BE LESS THAN

                      July 1, 1999              September 30, 1999                .75 to 1.0

                    October 1, 1999               March 31, 2000                 1.00 to 1.0

                     April 1, 2000                June 30, 2001                  1.25 to 1.0

                      July 1, 2001              September 30, 2001               1.50 to 1.0

                    October 1, 2001             December 31, 2001                1.75 to 1.0

                    January 1, 2002         and at all time thereafter           2.00 to 1.0


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                           Section 8.12. Capital Expenditures. The Borrower
                  shall not, nor shall it permit any other Subsidiary to, incur Capital Expenditures in an aggregate amount in excess of $5,000,000 during any fiscal year.

                  1.6. Section 8.34 (Physician Advances) of the Credit Agreement shall be amended by adding at thereof the following additional paragraph:

                           The Borrower represents that as of the date of the
                  Third Amendment to Credit Agreement between the Borrower, the Agent, and the Banks, the aggregate amount of advances due from practice group physicians and related professionals and payable to the Borrower and/or any one or more of its Subsidiaries under management agreements between such practice group and the Borrower and/or any one or more of its Subsidiaries is not less than $4,000,000. The Borrower shall on or before October 15, 1999, cause such practice groups to repay to the Borrower not less than $2,000,000 of such advances (such repayment of advances and application thereof to the Revolving Loans to be established to the reasonable satisfaction of the Agent), such amounts to be applied by the Borrower as a prepayment of Revolving Loans then outstanding (it being acknowledged that no reduction in the Revolving Credit Commitments is being required). In the event the Borrower fails to pay down the Revolving Loans out of the proceeds of the repayment of advances due from physicians and related professionals by at least $2,000,000 by October 15, 1999, then on October 16, 1999, there shall be due from the Borrower a mandatory principal prepayment of the Term Loans in the amount of $2,000,000, such amount to be applied first to the Term A Loans until paid in full, with any excess then to be applied to the Term B Loans until paid in full, and then to the Term C Loans until paid in full (such prepayments to be applied to the remaining principal installments of the relevant Term Loans in the inverse order of maturity).

SECTION 3.           WAIVERS.

         The Borrower has advised the Banks that as of June 30, 1999, the Borrower was not in compliance with 8.11 (Debt Service Coverage Ratio) of the Credit Agreement; and that as of the


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date of this Amendment, the Borrower continues to be in default under Section
4.2 of the Credit Agreement regarding the execution and delivery of blocked account agreements required to be in place by July 31, 1999, and under Section 8.5(a) of the Credit Agreement regarding the delivery of its June 1999 month-end financial statements (the defaults referenced above being referred to herein as the "Existing Defaults"). The Borrower has requested that the Banks waive the Borrower's non-compliance with the foregoing and, by signing below, the Required Banks hereby agree to waive the Existing Defaults for, and only for, the periods ending on or prior to the date of this Amendment, provided that the waivers set forth herein shall not be effective unless and until the conditions precedent set forth in Section 4 below have been satisfied.

SECTION  4.         CONDITIONS PRECEDENT.

         The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

                  4.1. The Borrower, the Agent, and the Banks shall have executed and delivered this Amendment.

                  4.2. The Agent shall have received for each of the Banks a copy of the Borrower's June 30, 1999, month-end financial statements due under Section 8.5(a) of the Credit Agreement.

                  4.3. Each Material Subsidiary shall have executed its acknowledgement and consent to this Amendment in the space provided for that purpose below.

                  4.4. The Agent shall have received for each Bank the favorable written opinion of counsel to the Borrower, in form and substance reasonably satisfactory to the Agent.

                  4.5. Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Agent and its counsel.

SECTION 5.           REPRESENTATIONS.

         In order to induce the Banks to execute and deliver this Amendment, the Borrower hereby represents to the Agent and the Banks that as of the date hereof, and after giving effect to the amendments and waivers set forth above, the representations and warranties set forth in Section 6 of the Credit Agreement are and shall be and remain true and correct (except that the representations contained in Section 6.5 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Banks) and the Borrower and its Subsidiaries are in compliance with all of the terms and conditions of the Credit Agreement and the other Loan Documents and no Default or Event of Default has occurred and is continuing or shall result after giving effect to this Amendment.


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SECTION 6.           RELEASE OF CLAIMS.

         To induce the Banks and the Agent to enter into this Amendment, the Borrower and, by signing the acknowledgement and consent referred to below, each of its Subsidiaries hereby release, acquit, and forever discharge the Banks and the Agent, and their officers, directors, agents, employees, successors, and assigns, from all liabilities, claims, demands, actions, and causes of action of any kind (if any there be), whether absolute or contingent, due or to become due, disputed or undisputed, at law or in equity, that they now have or ever had against the Banks and the Agent, or any one or more of them individually, under or in connection with the Credit Agreement or any of the other Loan Documents.

SECTION 7.           MISCELLANEOUS.

         7.1. The Borrower has heretofore executed and delivered to the Agent and the Banks certain of the Collateral Documents. The Borrower hereby acknowledges and agrees that, notwithstanding the execution and delivery of this Amendment, the Collateral Documents remain in full force and effect and the rights and remedies of the Agent and the Banks thereunder, the obligations of the Borrower thereunder, and the liens and security interests created and provided for thereunder remain in full force and effect and shall not be affected, impaired, or discharged hereby. The Borrower hereby acknowledges and agrees that the Loans as modified by this Amendment constitute Obligations secured by each of the Collateral Documents. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

         7.2. Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

         7.3. In consideration of the execution and delivery of this Amendment, the Borrower hereby agrees to pay to the Agent for the benefit of the Banks an amendment fee equal to $80,000 (such fee to be paid to the Banks ratably based upon the outstanding principal balance of the Term Loans owed to, or the Revolving Credit Commitments held by, such Bank on the date of this Amendment prior to giving effect to any prepayments contemplated hereby), such fee to be paid on the earlier of October 16, 1999, or the date the Borrower satisfies the requirements of the second sentence of the second paragraph of
Section 8.34 of the Credit Agreement as amended hereby. In addition, the Borrower agrees to pay on demand all costs and expenses of or incurred by the Agent in connection with the negotiation, preparation, execution, and delivery of this Amendment and the other instruments and documents to be executed and delivered in connection herewith, including the fees and expenses of counsel for the Agent.

         7.4 This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall


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

constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.



                          [SIGNATURE PAGES TO FOLLOW]


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

         This Third Amendment to Amended and Restated Credit Agreement is dated as of the date and year first above written.

                              VISION TWENTY-ONE, INC.


                              By  /s/ Richard T. Welch
                                 Name: Richard T. Welch
                                 Title: Chief Financial Officer

         Accepted and agreed to as of the day and year last above written.


                              BANK OF MONTREAL, in its individual capacity as a Bank and as Agent


                              By  /s/ Mark F. Spencer
                                 Name: Mark F. Spencer
                                 Title: Managing Director

                              BANK ONE TEXAS, N.A.


                              By  /s/ Stephen C. Sommer
                                 Name: Stephen C. Sommer
                                 Title: Vice President

                              PACIFICA PARTNERS I, L.P.
                                     By:     Imperial Credit Asset
                                             Management, as its Investment
                                             Manager


                              By  /s/ Dean K. Kawai
                                 Name: Dean K. Kawai
                                 Title: Vice President

                              PILGRIM PRIME RATE TRUST
                                     By:     Pilgrim Investments, Inc., as its
                                             Investment Manager


                              By  /s/ Charles E. LeMieux
                                 Name: Charles E. LeMieux
                                 Title: Assistant Vice President and CFA


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

                              PILGRIM AMERICA HIGH INCOME INVESTMENTS LTD.
                                     By:     Pilgrim Investments, Inc., as its
                                             Investment Manager


                              By  /s/ Charles E. LeMieux
                                 Name: Charles E. LeMieux
                                 Title: Assistant Vice President and CFA

                              MERRILL LYNCH BUSINESS FINANCIAL SERVICES, INC.


                              By  /s/ Jeremy M. Dhein
                                 Name: Jeremy M. Dhein
                                 Title: Assistant Vice President

                          Acknowledgement and Consent

         The undersigned, being all of the Material Subsidiaries of Vision Twenty-One, Inc., have heretofore executed and delivered to the Agent and the Banks one or more Guaranties and Collateral Documents. Each of the undersigned hereby consents to the Third Amendment to Credit Agreement as set forth above and confirms that its Guaranty and Collateral Documents, and all of its obligations thereunder, remain in full force and effect and, without limiting the foregoing, acknowledges and agrees that the Loans as modified therein constitute Obligations guaranteed by, or otherwise secured by, the Loan Documents executed by it. Each of the undersigned further agrees that the consent of the undersigned to any further amendments to the Credit Agreement shall not be required as a result of this consent having been obtained, except to the extent, if any, required by the Loan Documents referred to above.

                                "GUARANTORS"

                                VISION 21 PHYSICIAN PRACTICE
                                  MANAGEMENT COMPANY
                                VISION 21 OF SOUTHERN ARIZONA, INC.
                                VISION 21 OF SIERRA VISTA, INC.
                                VISION 21 MANAGEMENT SERVICES, INC.
                                VISION 21 MANAGED EYE CARE OF TAMPA
                                  BAY, INC.
                                VISION TWENTY-ONE MANAGED EYE CARE
                                  IPA, INC.
                                BBG-COA, INC.
                                BLOCK VISION, INC.
                                UVC INDEPENDENT PRACTICE ASSOCIATION,
                                  INC.
                                MEC HEALTH CARE, INC.
                                LSI ACQUISITION, INC.
                                VISION TWENTY-ONE EYE SURGERY CENTERS, INC.
                                EYE SURGERY CENTER MANAGEMENT, INC.
                                VISION TWENTY-ONE REFRACTIVE CENTER,
                                  INC.
                                VISION TWENTY-ONE OF WISCONSIN, INC.



                                By  /s/ Richard T. Welch
                                   Richard T. Welch, an authorized signatory
                                   for each of the above-referenced entities


                                      S-3